UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2026

Talen Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37388	47-1197305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2929 Allen Pkwy, Suite 2200
Houston, TX 77019
(Address of principal executive offices) (Zip Code)
(888) 211-6011
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TLN	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Executive Officer Updates
On September 29, 2026, as part of its coordinated, on-going succession and retention planning, Talen Energy Corporation (the “Company”) announced that the Company’s board of directors (the “Board”) has named Terry L. Nutt as the Company’s next Chief Executive Officer (“CEO”) and President, effective January 1, 2027 (the “Effective Date”), at which time Mr. Nutt will also join the Board. As further described below, Mr. Nutt has entered into a second amended and restated employment agreement (the “Employment Agreement”) reflecting his new responsibilities as CEO and continued responsibilities as President that will become effective on the Effective Date.
In addition, Mark “Mac” A. McFarland, the Company’s current CEO, has given the Company notice of his intent to step down as CEO and as a member of the Board, effective on the Effective Date. Following the Effective Date, Mr. McFarland will serve as a Senior Advisor to the Company beginning on January 1, 2027 until his retirement on March 1, 2027 (the “Separation Date”). As further described below, Mr. McFarland has entered into a transition and retirement agreement with the Company (the “Transition Agreement”).
Mr. Nutt was not appointed to his new positions under any arrangement or understanding between him and any other person. There are no transactions with Mr. Nutt that would be reportable under Item 404(a) of Regulation S-K and no family relationships exist between Mr. Nutt and any of the directors or other officers of the Company. Mr. McFarland’s retirement is not the result of any disagreement with the Company related to its operations, policies, or practices.
Biography of Mr. Nutt
Mr. Nutt, age 50, has served as the Company’s President since December 2025, prior to which he served as the Company’s Chief Financial Officer from July 2023 through December 2025. He has over 25 years of experience in the energy industry, including time spent at independent power producers and energy trading firms. From 2018 until 2023, he served as Chief Financial Officer and Managing Director for EDF Trading North America (“EDF”), the energy commodity trading subsidiary of Électricité de France (EDF) S.A., a multinational energy utility headquartered in France. Prior to his service at EDF, Mr. Nutt served in multiple senior finance positions at Vistra Corporation (and its predecessor entities) (“Vistra”), including as Senior Vice President and Controller and Senior Vice President of Risk Management. Prior to his time at Vistra, Mr. Nutt worked in various finance roles at Dynegy Inc. Mr. Nutt earned his M.S. in Accounting and his B.B.A., summa cum laude, from Texas A&M University. Mr. Nutt has also completed the MIT Nuclear Reactor Technology Course for Utility Executives.
Employment and Transition and Retirement Arrangements – Named Executive Officers
Salary and Incentive Compensation Changes
In connection with Mr. Nutt’s appointment and the approval of his revised Employment Agreement, the Board set his base salary at $1,200,000; target short-term annual incentive bonus at 135% of base salary; and target grant date value of long-term incentive award amounts at 700% of base salary.
Employment Agreement
In connection with Mr. Nutt’s appointment, he entered into the Employment Agreement, effective January 1, 2027, with an initial term through February 28, 2028 (subject to automatic annual renewals thereafter unless Mr. Nutt or the Company provides 90 days’ written notice of their intent not to extend the term). The terms of Mr. Nutt’s existing employment agreement will continue to apply until January 1, 2027.
The Employment Agreement provides that, in the event that Mr. Nutt’s employment is terminated by the Company without Cause, the Company does not renew the term of the Employment Agreement, or Mr. Nutt resigns for Good Reason (each, as defined in the Employment Agreement and herein, a “Qualifying Termination”) and such termination is not on or within 18 months following a Change of Control (as defined in the Employment Agreement), Mr. Nutt will receive any earned but unpaid annual bonus for the year preceding the year in which the termination occurs (the “Prior Year Bonus”) and, subject to Mr. Nutt’s execution and nonrevocation of a release of claims in favor of the Company and continued compliance with his restrictive covenant obligations, (i) two times the sum of his annual base salary and target annual bonus, payable over 24 months following the Qualifying Termination, (ii) a pro-rated target bonus amount for the year of termination, and (iii) eligibility to continue on the Company’s health plan at a monthly rate equal to the Company’s full Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rates for up to 36 months at Mr. Nutt’s sole expense (the “COBRA Continuation”). If Mr. Nutt experiences a Qualifying Termination within 18 months following a Change of Control, he will receive the Prior Year Bonus and, subject to his execution and nonrevocation of a release in favor of the Company and continued compliance with his restrictive covenant obligations, (i) a lump sum equal to 2.99 times the sum of his annual base salary and target annual bonus, (ii) a pro-rated target bonus amount for the year of termination, and (iii) eligibility for COBRA Continuation at a monthly rate that is no greater than the premiums he paid for coverage under the Company’s group health plan immediately prior to the termination date for up to 36 months. In the event Mr. Nutt’s employment is terminated due to Mr. Nutt’s death or disability, he shall receive (i) the Prior Year Bonus, (ii) a pro-rated portion of his target bonus for the year of termination, and (iii) eligibility for COBRA Continuation at a monthly rate equal to the Company’s full COBRA rates for up to 36 months. Additionally, where Mr. Nutt provides 90 days’ notice on a non-renewal of the term of the Employment Agreement, he shall be entitled to receive the Prior Year Bonus, subject to his execution and nonrevocation of a release of claims in favor of the Company and continued compliance with his restrictive covenant obligations.
Under the terms of the Employment Agreement, Mr. Nutt is subject to perpetual confidentiality, assignment of intellectual property and non-disparagement covenants as well as non-competition and non-solicitation covenants applicable during employment and for one year thereafter.
The foregoing description is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and which is incorporated by reference into this Item 5.02.
Transition and Retirement Agreement
In connection with Mr. McFarland’s retirement, Mr. McFarland entered into the Transition Agreement with the Company, dated as of September 28, 2026, which provides for a transition from his current role as CEO and as a member of the Board to a role as Senior Advisor to the Company, reporting to the Chairman of the Board, beginning on January 1, 2027 and ending on the Separation Date. Mr. McFarland will be paid $100,000 for his services as a Senior Advisor and will continue to receive his current benefits through the Separation Date (other than any new grants of equity). Upon his separation, subject to his execution and non-revocation of a general release of claims in favor of the Company and his continued compliance with his restrictive covenant obligations to the Company, its subsidiaries, and affiliates, he will receive (x) the COBRA Continuation for up to 36 months and (y) his annual bonus for the 2026 fiscal year, based on actual performance.
The foregoing description is qualified in its entirety by reference to the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.2 to this Report and which is incorporated by reference into this Item 5.02.
Item 7.01. Regulation FD Disclosure.
On September 29, 2026, the Company issued a press release regarding the executive matters described above, and additionally announcing its entry into the capacity monetization transaction, the upsize of the Company’s share repurchase program and its entry into accelerated share repurchase agreements, each as described below, a copy of which is furnished as Exhibit 99.1 to this Report and which is incorporated by reference into this Item 7.01.
The information provided under this Item 7.01 and in Exhibit 99.1 to this Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01. Other Events.
Capacity Monetization Transaction
On September 25, 2026, Talen Energy Marketing, LLC (“TEM”), an indirect wholly owned subsidiary of the Company, entered into an arrangement with an unaffiliated third party to sell future capacity revenues awarded by PJM and cleared by TEM in PJM’s capacity auctions for the 2027/2028 and 2028/2029 delivery years (the “Capacity Monetization Transaction”) related to certain of the Company’s generation fleet. Under the terms of the Capacity Monetization Transaction, TEM transferred the rights of future cash flows for certain cleared capacity with volumes of approximately 6.5 GW and 6.0 GW for the 2027/2028 and 2028/2029 delivery years, respectively, and aggregate revenues of approximately $1.5 billion. In exchange, TEM was advanced proceeds equal to the aggregate capacity revenues less a rate of SOFR plus 200 basis points, with SOFR to be calculated on October 1, 2026. The Company remains responsible for operating its generation facilities, retains the obligation to perform as a PJM generation capacity resource with respect to the capacity sold in the transaction, has retained its rights for any earned capacity performance bonus payments, and has retained the risks associated with performance deficiency penalties. The Capacity Monetization Transaction is only for capacity and does not include the sale of energy.

Upsize of Share Repurchase Program
On September 23, 2026, the Board approved the upsizing of its existing share repurchase program (the “SRP”) to increase the amount of shares of its common stock, par value $0.001 per share (the “common stock”), which the Company may repurchase by $1.5 billion (the “Additional Authorization”). As a result of the Additional Authorization, the aggregate authorization remaining under the Company’s SRP increased from $1.5 billion to $3.0 billion (subject to any utilization for the ASR Agreements described below).
The Company intends to fund the SRP with proceeds of the Capacity Monetization Transaction, cash on hand and cash generated by operations. The shares of common stock may be repurchased from time to time in open market transactions at prevailing market prices, negotiated transactions, accelerated share repurchase agreements, or other means in accordance with federal securities laws. The timing, number, and value of shares of common stock repurchased under the SRP (other than the ASR Agreements) will be at management’s discretion and will depend on several factors, including the market price of the Company’s common stock, alternate uses of capital, general market and economic conditions, and applicable legal requirements. The Company has no obligation to repurchase any amount of its common stock under the program. The program may be suspended, modified, or discontinued by the Board at any time without prior notice.
Accelerated Share Repurchases
On September 29, 2026, the Company entered into ASR Agreements with multiple dealers to repurchase an aggregate of $1.5 billion of shares of the Company’s common stock using the proceeds of the Capacity Monetization Transaction and cash on hand. The ASR Agreements were undertaken as part of the Additional Authorization of the Company’s SRP.
Under the terms of the ASR Agreements, the Company will initially receive approximately 4.0 million shares, representing approximately 80% of the total shares the Company expects to repurchase under the respective ASR Agreements assuming the share price at market close on September 28, 2026. The final number of shares repurchased will be based on the arithmetic average of the daily volume-weighted average prices of the Company’s common stock during the term of the ASR Agreements less an agreed discount and subject to customary adjustments related to the terms and conditions of the ASR Agreements. The final settlement of the ASR Agreements is expected to be completed no later than the first quarter of 2027. As of September 28, 2026, the Company had approximately 47.3 million shares of common stock outstanding.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1†^	Second Amended and Restated Employment Agreement, effective January 1, 2027, by and between Talen Energy Corporation and Terry L. Nutt.
10.2†^	Transition and Retirement Agreement and Release of Claims, dated as of September 28, 2026, by and between Talen Energy Corporation and Mark “Mac” A. McFarland.
99.1	Press Release dated September 29, 2026.
104	Cover Page Interactive Data File (cover page XBRL tags embedded within the Inline XBRL document).
________________
†     Management contract or compensatory plan or arrangement.
^    Certain private and immaterial portions of the exhibit have been redacted pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEN ENERGY CORPORATION
Date:	September 29, 2026	By:	/s/ Cole Muller
		Name:	Cole Muller
		Title:	Chief Financial Officer